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                                                                    EXHIBIT 11.1

                          ALLIED WASTE INDUSTRIES, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

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
                                                               Three Months
                                                              Ended March 31,
                                                              ---------------
                                                          1996             1997
                                                          ----             ----
                                                                 (unaudited)
Net income                                           $      2,806      $       5,868
Dividends on preferred stock                                  288                171
                                                     -------------     -------------
Adjusted net income to common shareholders           $      2,518      $       5,697
                                                     ============      =============

Historical
Weighted average common
   shares outstanding.......................           54,168,660         75,156,071
Common Stock Equivalents -
   Stock options and warrants...............            2,314,668                 --
Issuable pursuant to
    earn-out agreements.....................              818,801            763,868
                                                     ------------      -------------
Weighted average
   Common and common
    equivalent shares.......................           57,302,129         75,919,939
                                                     ============      =============
Primary net income per share................         $       0.04      $        0.08
                                                     ============      =============
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